UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2007

FSONA SYSTEMS CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-120382

(Commission File Number)

Not Applicable

(IRS Employer Identification No.)

11120 Horseshoe Way, Suite 140, Richmond, British Columbia, Canada V7Q 5H7

(Address of principal executive offices and Zip Code)

(604) 273-6333

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 28, 2007, we appointed Tom Gill as a director of our company.

Mr. Gill is a hands-on senior executive with expertise in finance, operations, acquisitions, divestitures, strategic alliances and public reporting. In chief operating officer and chief financial officer roles with Silent Witness (now Honeywell Video Systems), he successfully led four acquisitions, helped grow the company from $5 million to $59 million, led 28 consecutive quarters of profitability and helped negotiate the sale of the company to Honeywell for $89 million.

Previously, Tom helped position several companies for growth in the hardware and software industries, including Honeywell, Sierra Wireless, Tantus Electronics and the Infosat and Amplifier Solutions divisions of Nexus Engineering. Currently, Tom is COO for Signalink a startup , and works with high technology company boards and senior management teams to improve organizational effectiveness in the areas of sales, marketing operations, research and development and finance. Tom is a designated Certified Management Accountant.

There are no family relationships between Mr. Gill and any of our directors or executive officers.

We have not been a party to any transaction, proposed transaction, or series of transactions, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which, to our knowledge, Mr. Gill has or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FSONA SYSTEMS CORP.

/s/ Andrew Grieve

Andrew Grieve

President, Secretary, Treasurer and Director

Date: December 28, 2007

CW1587546.1